Exhibit 99.1

CFO	Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and

(601) 948-6813

CAL-MAINE FOODS, INC. CLOSES ACQUISITION OF

EGG PRODUCTION ASSETS OF MAXIM PRODUCTION CO., INC.

JACKSON, Miss. (November 16, 2012) ― Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that it has closed the previously announced acquisition of the commercial egg production and related assets of Maxim Production Co., Inc. The assets purchased by Cal-Maine Foods include a feed mill and two production complexes with capacity for approximately 3.5 million laying hens with related pullet capacity, all located near Boling, Texas. In addition, the acquisition includes contract capacity for approximately 500,000 laying hens near Gonzalez, Texas.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the market prices of shell eggs and feed costs, (iv) changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-END-